EXHIBIT 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE at 11:30AM, Friday November 13, 2009

DRYCLEAN USA, Inc. To Change Its Name To EnviroStar, Inc. And

  Announces First Quarter Results

Miami, FL – November 13, 2009 – DRYCLEAN USA, Inc. (NYSE Amex:DCU) today announced that its shareholders approved a proposal to change the name of the Company to EnviroStar, Inc. The new name will be effective and the Company’s common stock will begin trading under the new symbol “EVI” on December 1, 2009.

The Company also reported operating results for the three month period ended September 30, 2009.

For the first three months of fiscal 2010, revenues decreased 45.7% to $3,663,272 from $6,750,817 for the same period of last year, causing a loss of $70,898, or $.01 per share, for the quarter compared to net earnings of $209,001, or $.03 per share, for the first quarter of fiscal 2009.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., reported: “The loss in the first quarter was disappointing but understandable given the state of the current economy. However, the Company is financially strong and is well positioned to withstand temporary adverse conditions.”

Mr. Indelicato noted that the Company is changing its name to EnviroStar Inc. to emphasize the Company’s green environmentally safe products.

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry and dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning these factors are discussed in Company reports filed with the

Securities and Exchange Commission.

DRYCLEAN USA, Inc. (NYSE Amex: DCU)

Summary of Consolidated Statements of Operations

	Three months ended September 30,

	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$3,663,272	$6,750,817
(Loss) earnings before income taxes	(113,433)	329,986
(Benefit) provision for income taxes	(42,535)	120,985

Net (loss) earnings	$(70,898)	$209,001

Basis and diluted earnings per share	$(0.01)	$0.03

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,875

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